Exhibit 99.3

Dolphin Topco, Inc.

Condensed Consolidated Financial Statements

(Unaudited) As of and for the Nine Months Ended

September 30, 2024

Dolphin TopCo, Inc.

Index

Page(s)
Condensed Consolidated Financial Statements (Unaudited)

Condensed Consolidated Balance Sheet September 30, 2024	1

Condensed Consolidated Statement of Operations and Comprehensive (Loss) Nine Months Ended September 30, 2024	2

Condensed Consolidated Statement of Shareholders’ Equity and Mezzanine Equity Nine Months Ended September 30, 2024	3

Condensed Consolidated Statement of Cash Flows Nine Months Ended September 30, 2024	4

Notes to Condensed Consolidated Financial Statements (Unaudited)	5 – 32

Dolphin TopCo, Inc.

Condensed Consolidated Balance Sheet (Unaudited)

September 30, 2024

(amounts in thousands, except share data)	September 30, 2024
Assets
Current assets
Cash and cash equivalents	$342,182
Restricted cash	60,043
Trust cash	292,186
Fixed maturity securities available-for-sale, at fair value	37,843
Accounts receivable, net of allowance for credit losses of $6,654	1,040,906
Prepaid expenses	36,693
Other current assets	68,386

Total current assets	1,878,239
Accounts receivable, noncurrent portion	37,217
Fixed assets, net	166,967
Goodwill	5,848,433
Definite-lived intangible assets, net	3,042,351
Operating lease right-of-use assets, net	155,366
Other noncurrent assets, net	92,892

Total assets	$11,221,465

Liabilities and Shareholders’ Equity
Current liabilities
Long-term debt, net, current portion	$33,305
Earn-out payables, current portion	279,891
Carrier payables	567,382
Accounts payable	90,414
Customer advances	57,208
Producer payables	137,235
Deferred revenue, current portion	69,790
Reserve for unpaid losses and loss adjustment expenses, current portion	5,586
Accrued expenses and other	269,233

Total current liabilities	1,510,044
Long-term debt, net, noncurrent portion	6,484,663
Earn-out payables, noncurrent portion	66,061
Operating lease liabilities, noncurrent portion	130,603
Deferred revenue, noncurrent portion	43,105
Reserve for unpaid losses and loss adjustment expenses, noncurrent portion	22,475
Deferred income tax liabilities, net	396,062
Other noncurrent liabilities	23,341

Total liabilities	8,676,354

Commitments and contingencies (Note 15)
Mezzanine Equity:
Redeemable Series A Preferred Stock ($0.001 par value, 160,000 shares authorized and outstanding)	297,455
Shareholders’ Equity:
Common Stock ($0.01 par value, 1,993 shares authorized and outstanding)	20
Additional Paid-in Capital	2,384,289
Accumulated other comprehensive (loss) income	(6,397)
Retained earnings (deficit)	(130,256)

Total shareholders’ equity	2,247,656

Total liabilities, mezzanine equity and shareholders’ equity	$11,221,465

The accompanying notes are an integral part of these condensed consolidated financial statements.

Dolphin TopCo, Inc.

Condensed Consolidated Statement of Operations and Comprehensive (Loss)

Income (Unaudited)

September 30, 2024

(amounts in thousands)	For the Nine Months Ended September 30, 2024
Revenues
Commissions and fees	$2,034,493
Contingent commissions	182,434
Investment income	4,985

Total revenues	2,221,912

Expenses
Compensation expense	1,189,410
Selling expense	43,686
Administrative expense	300,883
Transaction expense	5,226
Change in estimated acquisition earn-out payables	68,642
Depreciation and amortization expense	276,543

Total operating expenses	1,884,390

Income from operations	337,522

Interest expense	(439,486)
Interest income	14,084
Loss on debt extinguishment	(3,426)
Other (expense) income, net	(580)

Loss before income taxes	(91,886)
Income tax benefit	17,353

Net loss	(74,533)

Other comprehensive income (loss), before tax
Foreign currency translation adjustments	(832)
Change in fair value of fixed maturity securities available-for-sale	1,013
Change in fair value of derivative instruments	491

Other comprehensive income (loss), before taxes	672
Income tax benefit (provision) related to items of other comprehensive income	(335)

Other comprehensive income (loss)	337

Comprehensive (loss) income	$(74,196)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Dolphin TopCo, Inc.

Condensed Consolidated Statement of Shareholders’ Equity and Mezzanine Equity (Unaudited)

September 30, 2024

	Mezzanine Equity		Shareholders’ Equity
	Redeemable Series A Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) income	Total Stockholders’ Equity
(amounts in thousands, except share)	Shares	Amount	Shares	Amount
Balances at December 31, 2023	160,000	273,207	2,000	$20	$2,413,757	$(55,723)	$(6,734)	$2,351,320
Change in fair value of derivative instruments, net of taxes	—	—	—	—	—	—	370	370
Change in fair value of fixed maturity securities available-for-sale, net of taxes	—	—	—	—	—	—	799	799
Adjustment of Preferred Stock to redemption value	—	24,248	—	—	(24,248)	—	—	(24,248)
Foreign currency translation	—	—	—	—	—	—	(832)	(832)
Return of Capital to Parent	—	—	(7)	—	(25,334)	—	—	(25,334)
Compensation expense related to incentive units	—	—	—	—	20,114	—	—	20,114
Net loss	—	—	—	—	—	(74,533)	—	(74,533)

Balances at September 30, 2024	160,000	$297,455	1,993	$20	$2,384,289	$(130,256)	$(6,397)	$2,247,656

The accompanying notes are an integral part of these condensed consolidated financial statements.

Dolphin TopCo, Inc.

Condensed Consolidated Statement of Cash Flows (Unaudited)

September 30, 2024

(amounts in thousands)	For the Nine Months Ended September 30, 2024
Cash flows from operating activities
Net loss	$(74,533)
Adjustments to net (loss) income to net cash provided by operating activities
Amortization	203,101
Depreciation	30,239
Impairment of intangible assets	43,203
Non-cash lease expense	1,109
Credit loss expense	2,443
Amortization of interest rate cap premium	4,485
Amortization of debt discount and debt issuance costs	15,525
Equity-based compensation	20,114
Change in estimated acquisition earn-out payables	68,642
Payments on acquisition earn-outs in excess of original estimated payables	(91,145)
Deferred income taxes	(29,444)
Loss on debt extinguishment	3,426
Other, net	4,613
Changes in operating assets and liabilities, net of effect from acquisitions
Accounts receivable	(153,510)
Prepaid and other assets	29,004
Carrier payables	116,253
Accounts payable	(51,980)
Customer advances	(27,528)
Producer payables	20,703
Accrued interest payable	(8,148)
Other accrued expenses	(5,899)
Reserve for unpaid losses and loss adjustment expenses	(320)
Deferred revenue	10,007
Other liabilities	203

Net cash provided by operating activities	130,563

Cash flows from investing activities
Additions to fixed assets	(86,682)
Payments for businesses, net of cash acquired	(179,601)
Purchases of fixed maturity securities	(8,287)
Proceeds from sales and maturities of fixed maturity securities	7,032
Proceeds from sales of books of business	2,954

Net cash used in investing activities	(264,584)

Cash flows from financing activities
Payments on acquisition holdback	(24,224)
Return of capital to Parent	(25,334)
Payments on acquisition earn-out payables	(72,923)
Proceeds from issuance of long-term debt, net of discount	5,622,198
Payments on long-term debt	(5,118,498)
Payments on revolver loans	(75,000)
Payments of capitalized debt issuance costs	(53,088)
Other, net	(1,774)

Net cash provided by financing activities	251,357

Net increase in cash, cash equivalents, restricted cash and trust cash	117,336
Cash, cash equivalents, restricted cash and trust cash, beginning of period	577,075

Cash, cash equivalents, restricted cash and trust cash, end of period	694,411
Less: Restricted cash	60,043
Less: Trust cash	292,186

Cash and cash equivalents	$342,182

Supplemental disclosures of non-cash financing and investing activities
Cash paid for interest	$427,581
Taxes (received) paid, net	$(1,617)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

1.	Overview and Summary of Significant Accounting Policies

Dolphin TopCo, Inc and its subsidiaries (the Company) is a wholly-owned subsidiary of The AssuredPartners Group LP (the Parent) and wholly-owns AssuredPartners, Inc. and its subsidiaries (AP Inc). The Company is one of the leading insurance brokers in the United States (U.S.) and provides a broad array of insurance-related products and services on a retail basis to middle-market businesses, with a particular focus on property and casualty and employee benefits insurance products and solutions. At September 30, 2024, the Company has over 10,900 employees in over 450 offices in forty states across the U.S., the District of Columbia, United Kingdom, Ireland, and Belgium. Since its founding in 2011, the Company has built a broad insurance distribution platform that is concentrated in the U.S. through a strategic acquisition program coupled with a focus on driving organic growth. Through its operations, the Company provides diversified services to its customers through a broad range of insurance products and services to commercial, public entity and professional and individual customers.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and include the accounts of the Company and its subsidiaries. Accordingly, they do not include all the information and related notes required by GAAP for complete consolidated financial statements. In the opinion of management, all adjustments, consisting of recurring accruals, considered necessary for fair presentation of the financial statements have been included and all intercompany account balances and transactions have been eliminated in the unaudited interim condensed consolidated financial statements. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements and related notes for the fiscal year ended December 31, 2023.

Accumulated Other Comprehensive (Loss) Income

Other comprehensive income (loss) includes certain transactions that have generally been reported in the statement of shareholders’ equity. The following tables summarize the components and changes in accumulated balances of other comprehensive loss for the periods presented:

	Nine Months Ended September 30, 2024
	Foreign currency translation	Fixed maturity securities available-for-sale	Derivative instruments	Total
Beginning Balance	$3,788	$1,332	$1,614	$6,734
Other comprehensive income (loss) before reclassifications	832	1,412	1,464	3,708
Reclassified to earnings	—	(2,211)	(1,834)	(4,045)

Net Impact to AOCI	832	(799)	(370)	(337)

Ending Balance	$4,620	$533	$1,244	$6,397

Use of Estimates

The preparation of these unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses as well as disclosures of contingent assets and liabilities at the date of the condensed consolidated financial

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

statements. The principal estimates used include, among others, the allocation of purchase price to the fair value of net assets acquired in connection with acquisitions, the valuation of earn-out payables, revenue recognition, equity-based compensation, assessments regarding potential impairment of assets, and the estimated fair value of financial instruments. Actual results may differ from those estimates.

New Accounting Pronouncements Not Yet Adopted

In December 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2023-09, Improvements to Income Tax Disclosures (ASU 2023-09). The standard requires disaggregated income tax information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. ASU 2023-09 requires non-public business entities to provide qualitative disclosures about specific categories of reconciling items and individual jurisdictions that result in a significant difference between the statutory tax rate and the effective tax rate. Additionally, ASU 2023-09 requires that disclosures of taxes paid by non-public business entities must be disaggregated into federal, state and foreign tax components, and separate disclosure of taxes paid to individual jurisdictions to which greater than 5% of the total taxes are paid. The Company is subject to the provisions of this standard for annual periods beginning after December 15, 2024 and is currently evaluating the impact of this standard on its disclosures.

In November 2024, the FASB issue ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (ASU 2024-03). The amendments in ASU 2024-03 require public entities to disclose specified information about certain costs and expenses. ASU 2024-03 is effective for the Company’s annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact that ASU 2024-03 will have on its consolidated financial statements.

2.	Revenue from Contracts with Customers

The Company recognizes revenue in accordance with Revenue from Contracts with Customers, by following a five-step model: (1) identifying the contract with the customer, (2) identifying performance obligations, (3) determining the transaction price, (4) allocating the transaction price to performance obligations, and (5) recognizing revenue when the performance obligation is satisfied.

Commissions and Fees. Commissions are fixed at the contract effective date and generally are based on a percentage of premiums for insurance coverage or employee headcount for employer sponsored benefit plans. Commissions depend on various factors, including the type of risk being placed, the particular underwriting enterprise’s demand, the expected loss experience of the particular risk coverage, and historical benchmarks surrounding the level of effort necessary for us to place and service the insurance contracts. Commission revenues are recognized on the effective date of the insurance policy, which is the date that the control of the insurance policy transfers to the customer upon satisfaction of the related performance obligation. Fee revenues, negotiated in lieu of commissions, are recognized in the same manner as commission revenue. Fee revenues generated from other services, which include but are not limited to third party claims administration and other risk management consulting services, are recognized throughout the contract term, typically within one year as the services are rendered, and the related performance obligation is satisfied. Fee revenues received in advance are deferred until the related performance obligation is satisfied which is either on effective date of the insurance policy or over the term of the insurance policy as services transfer to the customer. In certain circumstances, the Company

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

provides more than one performance obligation to the customer that is comprised of placement of an insurance policy and other post-placement services. For consideration allocated to the placement of an insurance policy, the Company recognizes revenue on the policy effective date. For certain products, remaining consideration is allocated to other performance obligations based on their relative fair values over the term of the insurance policy, which is generally one year or less, as the services are rendered. Management reserves for estimated policy cancellations based upon historical cancellation experience adjusted in accordance with known circumstances.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

Contingent Revenue: Supplemental and profit-sharing contingent commissions represent variable consideration from insurance carriers that may be received in certain cases separate from commissions and fees and are generally received within one year. A supplemental commission is a commission paid by an insurance carrier that is above the base commission paid, is based on historical performance criteria, and is established annually in advance of the contractual period. For supplemental revenue contracts, our obligation to the underwriting company is substantially completed upon the effective date of the underlying insurance contract and revenue is fully earned at that time. For supplemental revenue contracts, our obligation to the underwriting company is fully earned and recognized consistent with the performance of our obligations.

A profit-sharing contingent commission is a commission paid by an insurance carrier and is based on, among other things, the overall underwriting results and/or growth of the business placed with that insurance carrier during a particular performance year and is determined after the contractual period. These revenues are variable in nature until all contingencies are resolved and therefore estimated and recognized at which time significant reversal of contingent revenue is not probable. As such, an estimated amount of consideration that will be received from the insurance carrier the following year is accrued on the effective date of the insurance policy. Because our expectation of the ultimate contingent revenue amounts to be earned can vary from period to period, especially in contracts sensitive to loss ratios, our estimates might change significantly from quarter to quarter. Variable consideration is recognized when we conclude, based on all the facts and information available at the reporting date, that it is probable that a significant revenue reversal will not occur in future periods.

Disaggregation of Revenue

Property & Casualty (P&C): The Company’s commissions earned from P&C products and services are comprised of a broad range of insurance lines that are offered to middle-market businesses, public institutions, and individuals.

Employee Benefits (EB): The Company places EB products and provides consulting and administrative support services on both fully insured and self-insured EB plan structures for employers of all sizes.

Services & Other: The Company offers various services which include, but are not limited to, risk management, consulting, and third-party administration services to customers in a wide variety of industries.

The following table summarizes total revenues for the nine months ended September 30, 2024:

For the Nine Months Ended September 30, 2024
Commissions and fees	$2,034,493
Contingent commissions	182,434

Total Revenues from Contracts with Customers	2,216,927
Investment Income	4,985

Total Revenues	$2,221,912

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

The following table summarizes revenue from contracts with customers, disaggregated by type of revenue and by product line, for the nine months ended September 30, 2024.

For the Nine Months Ended September 30, 2024
P&C
Commissions and fees	$1,339,149
Contingent commissions	121,741

Total P&C revenue	$1,460,890

EB
Commissions and fees	$505,252
Contingent commissions	60,414

Total EB revenue	$565,666

Services & Other
Commissions and fees	$190,092
Contingent commissions	279

Total Services & Other revenue	$190,371

Total
Commissions and fees	$2,034,493
Contingent commissions	182,434

Total Revenues from Contracts with Customers	$2,216,927

Contract Balances

The Company presents accounts receivable, net on the Condensed Consolidated Balance Sheet, which includes the following components:

	September 30, 2024	December 31, 2023
Billed receivables, net of allowance for credit losses	$491,362	$437,653
Unbilled receivables	445,192	369,827
Contract assets	104,352	93,731

Accounts receivable, net of allowance for credit losses	1,040,906	901,211
Accounts receivable, noncurrent portion	37,217	20,173

Total Accounts receivable	$1,078,123	$921,384

Deferred revenue, current portion	$69,790	$54,729
Deferred revenue, noncurrent portion	43,105	48,159

Contract liabilities	$112,895	$102,888

Unbilled receivables (contract assets) arise when the Company recognizes revenue for amounts which have not yet been billed in our systems and are reflected in commissions, fees and other receivables in the Company’s Consolidated Balance Sheet. The increase in contracts assets over the balance as of December 31, 2023 is due to businesses acquired and growth in our business.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

Revenue recognized for the nine months ended September 30, 2024 included in deferred revenue at December 31, 2023 was $40.2 million. Remaining performance obligations represent the portion of the contract price for which work has yet to be performed. As of September 30, 2024, the aggregate amount of the contract price allocated to remaining performance obligations was $112.9 million.

The Company records billed receivables when the right to consideration is unconditional, subject only to the passage of time. Unbilled receivables arise when the Company recognizes revenue for amounts which have not yet been billed but performance obligations have been satisfied. Additionally, contract assets relate to relationships with customers where the Company has completed some or all performance obligations under the contract, however, the Company’s right to the receipt of consideration is conditional primarily based on underwriting results, but may also reflect considerations for volume, growth and/or retention. These contract assets primarily relate to profit-sharing contingent commissions from insurance carriers for which the revenue cannot be collected until all contingencies are resolved which typically occurs a year subsequent to the end of the contract period.

Contract liabilities relate to payments received in advance of the Company satisfying performance obligations under its contracts. Contract liabilities are reported as deferred revenue, current portion and deferred revenue, noncurrent portion in the Condensed Consolidated Balance Sheet as of September 30, 2024.

Deferred Costs

Costs incurred by the Company to obtain a customer contract (costs to obtain) are capitalized and amortized over 15 years based on the expected life of the underlying customer relationships. As of September 30, 2024, costs to obtain of approximately $71.5 million are recorded within other noncurrent assets, net in the Condensed Consolidated Balance Sheet. Certain contract related costs, including pre-placement brokerage costs to fulfill a customer contract (costs to fulfill), are capitalized and are amortized on a systematic basis consistent with the transfer of control of the services to which the asset relates, which is generally less than one year. As of September 30, 2024, costs to fulfill of approximately $50.8 million, respectively, are recorded within other current assets in the Condensed Consolidated Balance Sheet.

The amount of amortization of the deferred contract costs was $4.0 million for the nine months ended September 30, 2024 which is included within compensation expense on the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss).

3.	Business Combinations

The Company completed 20 acquisitions during the nine months ended September 30, 2024. The Company acquired substantially all the net assets of the companies primarily in exchange for cash and accounted for these acquisitions using the acquisition method for recording business combinations. The results of the acquired companies are included in the Condensed Consolidated Statement of Operations and Comprehensive (Loss) Income from the date of acquisition. Certain amounts recorded reflect management’s best estimate at the balance sheet date and may change during the measurement period (not to exceed one year from date of acquisition). During the nine months ended September 30, 2024, measurement period adjustments consisted primarily of changes relating to working capital accounts. These are reflected as adjustments to goodwill as disclosed in Note 5.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

Total consideration transferred during the nine months ended September 30, 2024 was as follows:

Total
Location	Multiple
Date of Acquisition	Multiple
Cash	$195,598
Purchase price holdback	4,163
Earn-out payable	30,860

Total consideration transferred	$230,621

Maximum potential earn-out payable	$84,414

Amounts of identifiable assets acquired and liabilities assumed for the business combinations completed during the nine months ended September 30, 2024 were as follows:

Total
Cash	$3,462
Trust cash	14,642
Other current assets	11,798
Fixed assets	1,680
Goodwill	140,480
Definite-lived intangibles	87,104
Operating lease right-of-use assets	2,805

Total assets acquired	261,971

Current liabilities	28,832
Lease liability	2,518

Total liabilities assumed	31,350

Total net assets acquired	$230,621

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

During the nine months ended September 30, 2024, approximately $2.1 million in cash was paid for certain measurement period adjustments associated with prior acquisitions.

Of the $140.5 million of goodwill acquired in 2024, approximately $125.6 million is expected to be tax deductible and is amortized over 15 years for income tax purposes starting in the current year. The remaining $14.9 million relates to international acquisitions that are not tax deductible for income tax purposes.

For the 2024 acquisitions, goodwill is attributable to the anticipated growth of the acquiree’s market upon implementation of the Company’s business model.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

As of September 30, 2024, the fair values of the estimated acquisition earn-out payables were re-evaluated and measured at fair value on a recurring basis using unobservable inputs (Level 3). See Note 11 for additional details. The resulting additions, payments and net changes, as well as the interest expense accretion on the estimated acquisition earn-out payables, for the period ended September 30, 2024, were as follows:

For the Nine Months Ended September 30, 2024
Balance as of beginning of the period	$410,518
Estimated earn-out payables from new acquisitions	30,860
Payments for acquisition earn-out payables	(72,923)
Payments on acquisition earn-outs in excess of originally estimated payables	(91,145)

Subtotal	277,310

Net change in earnings from estimated acquisition earn-out payables
Change in fair value on estimated acquisition earn-out payables	27,945
Interest expense accretion	40,697

Net change in earnings from estimated acquisition earn-out payables	68,642

Balance as of end of the period	345,952

Earn-out payables, current portion	279,891

Earn-out payables, noncurrent portion	$66,061

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

4.	Investments

The amortized cost and fair value of the financial assets are as follows:

	As of September 30, 2024
	Amortized Cost	Gross Unrealized Losses	Gross Unrealized Gains	Allowance For Credit Losses	Fair Value
Government obligations:
US government	$15,949	$(512)	$158	$—	$15,595

US agency:
Residential MBS	7,765	(240)	113	—	7,638
Commercial MBS	131	(4)	3	—	130
Other ABS	1	(1)	—	—	—

Total US agency	7,897	(245)	116	—	7,768

Total government	23,846	(757)	274	—	23,363

Corporate bonds:
United States	10,740	(333)	189	—	10,596
Other foreign	634	(29)	9	—	614

Total corporate bonds	11,374	(362)	198	—	11,210

Non-agency ABS:
Residential MBS	72	(6)	—	—	66
Commercial MBS	1	(1)	—	—	—
Other ABS	3,186	(10)	28	—	3,204

Total non-agency ABS	3,259	(17)	28	—	3,270

Total	$38,479	$(1,136)	$500	$—	$37,843

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

The number, fair values, and duration of investments in a continuous loss position are as follows:

	As of September 30, 2024
	Less than 12 Months			Greater than 12 Months
	Number of Investments	Gross Unrealized Losses	Estimated Fair Value	Number of Investments	Gross Unrealized Losses	Estimated Fair Value
Government obligations:
US government	4	$(15)	$924	19	$(497)	$6,910
US agency:
Residential MBS	21	(10)	829	62	(230)	3,401
Commercial MBS	—	—	—	3	(4)	130
Other ABS	1	(1)	—	—	—	—

Total US agency	22	(11)	829	65	(234)	3,531

Total government obligations	26	(26)	1,753	84	(731)	10,441

Corporate bonds:
United States	66	(37)	873	116	(296)	4,359
Other foreign	8	(5)	15	14	(24)	438

Total corporate bonds	74	(42)	888	130	(320)	4,797

Non-agency ABS:
Residential MBS	3	(3)	31	3	(3)	35
Commercial MBS	2	(1)	—	—	—	—
Other ABS	15	(9)	307	4	(1)	306

Total non-agency ABS	20	(13)	338	7	(4)	341

Total investments	120	$(81)	$2,979	221	$(1,055)	$15,579

The Company reviews its available-for-sale debt securities for credit loss impairment at the individual security level on at least a quarterly basis. A security is impaired if its fair value is less than its amortized cost basis. A decline in fair value below amortized cost basis represents a credit loss impairment to the extent the Company does not expect to recover the amortized cost basis of the security. Impairment related to credit losses is recorded through an allowance for credit losses to the extent fair value is less than the amortized cost basis. Declines in fair value that have not been recorded through the allowance for credit losses are recorded through other comprehensive income, net of applicable taxes.

No securities were determined to be credit loss impaired during the nine months ended September 30, 2024. At September 30, 2024, the Company did not have an intent to sell securities that were in unrealized loss positions and it was more likely than not that the Company would not be required to sell these securities before recovery of the amortized cost basis, which may be at maturity. In making this determination, the Company considered its current and projected liquidity position, its investment policy as to permissible holdings and concentration limits, regulatory requirements and other relevant factors.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

A summary of the amortized cost and fair value of fixed maturity securities, by contractual maturity, is as follows:

	As of September 30, 2024
	Amortized Cost	Fair Value
Due in one year or less	$961	$984
Due in over one year through five years	15,392	15,154
Due after five through ten years	10,834	10,527
Due after ten years	136	140

Total fixed maturity investments	27,323	26,805
Agency and non-agency MBS and ABS	11,156	11,038

Total investments	$38,479	$37,843

Expected maturities may differ from stated due dates because borrowers may have the right to call or prepay obligations.

5.	Goodwill

The changes in goodwill are as follows:

Balance as of December 31, 2023	$5,704,400
Goodwill of acquired businesses	140,480
Measurement period adjustments	3,553

Balance as of September 30, 2024	$5,848,433

The Company has historically evaluated its goodwill for impairment annually as of September 30 or more frequently if impairment indicators arose in accordance with Accounting Standards Codification (“ASC”) Topic 350, “Intangibles - Goodwill and Other.” In the third quarter of 2024, the Company changed the date of its annual assessment of goodwill to October 1 for all reporting units. The change in testing date for goodwill is a change in accounting principle, which management believes is preferable as the new date of the assessment better aligns with the Company’s budgeting process and will create a more efficient and timely process surrounding the impairment tests. The change in the assessment date does not delay, accelerate or avoid a potential impairment charge. The Company determined that it is impracticable to determine cash flows and valuation estimates that would have been used as of each October 1 of prior reporting periods. As such, the Company prospectively applied the change in annual goodwill impairment testing date.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

6.	Definite-Lived Intangible Assets

The carrying amount of the definite-lived intangible assets, net are as follows:

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Weighted Average Life
Customer-related and contract-based	$4,123,488	$(1,107,192)	$3,016,296	13.6
Noncompete agreements	11,084	(10,398)	686	1.3
Trade name	25,888	(2,323)	23,565	19.0
Other	3,895	(2,091)	1,804	7.9

Balances as of September 30, 2024	$4,164,355	$(1,122,004)	$3,042,351

During 2024, customer-related and contract-based assets with a gross carrying value of $53.8 million and a net book value of $42.6 million, and noncompete agreements with a gross carrying value of $1.6 million and a net book value of $0.6 million, were determined to be fully impaired. The impairment charges for these assets are included within depreciation and amortization expense on the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss).

Estimated amortization expense for definite-lived intangible assets for the next five years at the end of the current reporting period is as follows:

2024 (remaining)	$68,113
2025	271,759
2026	270,799
2027	269,769
2028	268,841
Thereafter	1,893,070

$3,042,351

7.	Long-Term Debt, net

The components of the Company’s long-term debt, net are as follows:

September 30, 2024
First lien term loans	$5,094,400
2027 Notes, 8%, interest paid semiannually	475,000
2029 Notes, 5.625%, interest paid semiannually	550,000
2032 Notes, 7.5%, interest paid semiannually	500,000
Obligations under capital lease	254

Total long-term debt	6,619,654
Less:
Total unamortized debt discounts and debt issuance costs(1)	(101,686)
Long-term debt, net, current portion	(33,305)

Long-term debt, net, noncurrent portion	$6,484,663

(1)

Includes $17,972 at September 30, 2024 of current unamortized debt discounts and debt issuance costs. Unamortized debt issuance costs associated with the revolver loans are classified as other current assets.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

Credit Facility

The Company’s Credit Facility consists of (i) first lien term loans (First Lien Term Loans), and (ii) a revolving loan credit facility (Revolver Loans). All obligations under the Credit Facility are unconditionally guaranteed by the Company and certain subsidiaries. All obligations and guarantees of such obligations under the Credit Facility are secured by substantially all assets of the Company and each guarantor, subject to certain exceptions.

In April 2024, the Company amended its Credit Facility to obtain $4.6 billion in a First Lien Term Loan, the proceeds of which were used to repay all First Lien Term Loan borrowings obtained prior to 2024 ($4.6 billion). The First Lien Term Loans accrue interest at the benchmark rate plus an applicable margin of 3.50%. They are not subject to any maintenance financial covenants and they mature in February 2031.

The Revolver Loans have borrowing limits up to approximately $600.0 million and are scheduled to mature in August 2028. The Credit Facility also contains affirmative covenants (e.g., the Company is required to make certain prepayments out of cash flow) and negative covenants (e.g., the Company is limited from incurring additional indebtedness, making payments to the Company’s equity unit holders and selling certain of its assets, except, in each case, as otherwise permitted). At September 30, 2024, the Company had $599.8 million available in Revolver Loan capacity and was in compliance with all financial covenants. The Credit Facility contains covenants that limits the ability of the Company and its subsidiaries to, among other things: (i) enter into sale and leaseback transactions; (ii) engage in mergers or consolidations; (iii) sell assets; (iv) pay dividends an distributions or repurchase capital stock; (v) make investments, loans or advances; (vi) repay subordinated indebtedness; (vii) make certain acquisitions; (viii) engage in certain transactions with affiliates; (ix) amend material agreements governing its subordinated indebtedness; and (x) change its lines of business.

The table below represents the key terms of amendments to the Credit Facility in 2024:

Debt Amendment	Date of Amendment	First Lien Term Loans Borrowed (in millions)	Applicable % margin in addition to SOFR	Maturity Date
Credit Facility	February 16, 2024(1)	500.00	3.50%	February 2031
Revolver	February 16, 2024(1)	—	3.50%	August 2028
Credit Facility	April 9, 2024(2)	4,620.00	3.50%	February 2031

(1)

The Company amended the terms of the Credit Facility to obtain an additional $500.0 million in First Lien Term Loans and increase its Revolver capacity to $600.0 million. These borrowings were used to pay down the outstanding balance on the Revolver Loans, finance acquisitions, and for other general corporate purposes.

(2)	The Company amended the terms of the Credit Facility to refinance $4.6 billion in outstanding First Lien Term Loans originated before 2024 and to revise certain terms of its Revolver Loans.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

As of a result of the amendments in 2024, the Company wrote off certain discounts and debt issuance costs, resulting in a debt extinguishment loss of $3.4 million during the nine months ended September 30, 2024.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

Notes

The Company issued the 2025 Notes, 2027 Notes, 2029 Notes, and 2032 Notes at par on the following dates as shown in the table below. The 2025 Notes were retired in February 2024 upon the issuance of the 2032 Notes. On February 14, 2024, the Company issued $500.0 million in aggregate principal amount of 7.50% senior unsecured notes due February 15, 2032 at par (the 2032 Notes). Net proceeds after discounts and customary fees were approximately $495.0 million and were used to retire the 2025 Notes. The 2025 Notes, 2027 Notes, 2029 Notes and 2032 Notes are referred to collectively herein as the Notes.

The Notes may be individually redeemed in whole, or in part, at any time prior to the respective initial redemption dates as shown in the following table, at a redemption price calculated using a formula designed to provide the bondholders with a make-whole premium. Before the initial redemption dates, the Company may also individually redeem the respective Notes, on one or more occasions, at an initial redemption price as noted below, up to 40% of the aggregate principal amount of the respective Notes in an amount not to exceed the net cash proceeds of certain equity offerings provided that at least 50% of the respective Notes from their respective original issue date remain outstanding after giving effect to such redemption.

After the initial redemption dates, the Company may redeem the respective notes at the following redemption prices:

	2027 Notes	2029 Notes	2032 Notes
Note amount issued (at par)	$475 million	$550 million	$500 million
Issuance date	May 13, 2019	December 10, 2020	February 14, 2024

Initial redemption before	May 15, 2022	December 15, 2023	February 15, 2027
Initial redemption price (subject to conditions above)	108% + accrued interest	105.625% + accrued interest	107.5% + accrued interest

Redemption after	May 15, 2022	December 15, 2023	February 15, 2027
Redemption price	104%	102.813%	103.750%

Redemption after	May 15, 2023	December 15, 2024	February 15, 2028
Redemption price	102%	101.406%	101.875%

Redemption after	May 15, 2024	December 15, 2025	February 15, 2029
Redemption price	100%	100%	100%

Maturity date	May 15, 2027	January 15, 2029	February 15, 2032

As it relates to the Notes, if the Company experiences certain change of control events, the Company is required to offer to repurchase at 101% of the principal amount of such notes plus accrued and unpaid interest, if any. The Notes also include a change of control portability feature whereby the Company does not have to make an offer to repurchase (and holders of the notes do not have the ability to require such repurchase), so long as the change of control qualifies as a Permitted Change of Control.

In order to qualify as a Permitted Change of Control, on the date of the change of control:

a.	The Company’s Moody’s corporate rating must be B3 (stable) or better, and the Company’s S&P corporate rating must be B (stable) or better; and

b.	The Consolidated Total Net Debt Ratio (as defined) is equal to or less than 7.00x for the 2027, 2029 and 2032 Notes.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

The Notes are fully and unconditionally guaranteed on a joint-and-several basis by the Company’s 100% owned domestic subsidiaries. The Notes are senior unsecured obligations of the Company and are senior in right of payment to all existing and future subordinated indebtedness of the Company and rank equally in right of payment with all existing and future senior indebtedness of the Company, including the existing Credit Facility obligations. The Notes are effectively subordinated to the obligations under the existing Credit Facility, to the extent of the value of the assets securing such indebtedness. The Notes were issued in private transactions that are not subject to the registration requirements of the Securities Act of 1933, or the ongoing reporting requirements of the Securities Act of 1934.

Refer to Note 16 for a summary of financing activity occurring subsequent to September 30, 2024.

Principal maturities of long-term debt as of September 30, 2024 are as follows:

2024 (remaining)	$12,876
2025	51,377
2026	51,201
2027	526,200
2028	51,200
Thereafter	5,926,800

$6,619,654

The fair value of the Company’s debt is estimated based on observable inputs such as the change in yield on comparable indices and unobservable inputs such as the enterprise value. The inputs used to determine the fair value of the Company’s debt were classified as Level 2 in the fair value hierarchy. The following table presents the carrying value and fair value of the Company’s long-term debt, including current portions and excluding unamortized debt issuance costs:

	September 30, 2024
	Carrying value	Fair value
Term loan	$5,094	$5,329
2027 Notes	475	476
2029 Notes	550	527
2032 Notes	500	522

8.	Other Current Assets

Other current assets balance consists of the following:

September 30, 2024
Deferred compensation	$50,795
Deferred financing costs	1,349
Tax receivable	5,591
Other	10,651

Total other current assets	$68,386

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

9.	Accrued Expenses and Other

Accrued expenses and other balances consists of the following:

September 30, 2024
Accrued compensation and benefits	$124,860
Accrued interest	29,208
Lease liability, current portion	37,591
Purchase price holdback	24,095
Other accrued expenses	53,479

Total accrued expenses and other	$269,233

10.	Derivatives and Hedging Arrangements

As of September 30, 2024 the Company has one interest rate cap contract and three cost-free interest rate collars with notional amounts as outlined in the following tables. These derivatives were designated as cash flow hedges against the variability of cash flows from interest payments related to a portion of the Company’s variable-rate debt for accounting purposes.

The relevant terms of the Company’s interest rate cap contracts as of September 30, 2024 are as follows:

Interest Rate Cap Contracts

Contract Start Date	Contract End Date	Original Notional	Purchased Strike Rate	Benchmark Index
March 31, 2023	September 30, 2024	$3,500,000	5.25%	3-month CME Term SOFR
September 30, 2024	September 30, 2025	$1,000,000	5.50%	3-month CME Term SOFR

Unamortized costs associated with the cap contracts approximates $0.4 million as of September 30, 2024. The interest rate cap premiums represent a hedge component excluded from the assessment of effectiveness and are recognized as interest expense, with a corresponding increase to accumulated other comprehensive (loss) income, over the life of the cap contracts on a systematic and rational basis, as documented at hedge inception in accordance with the Company’s accounting policy election. Changes in the valuation of this cap contract are reflected in the recorded derivative asset and accumulated other comprehensive (loss) income.

During the nine months ended September 30, 2024, the Company received interest rate cap payments of $2.1 million from the contract counterparty associated with the periods in which the contract strike rate exceeded the benchmark index. These payments reduced interest expense in the stated period. Approximately $4.5 million was recorded as interest expense related to the amortization of the interest rate cap premium during the nine months ended September 30, 2024. The Company has not received or pledged any collateral related to any derivative contracts at September 30, 2024.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

The interest rate collars are structured such that the Company pays the counterparty an incremental amount if the collar index falls below the floor rate, and receives an incremental amount if the index exceeds the cap rate. All contract indices are based on three-month term SOFR. No payments are required if the collar index falls between the cap and floor rates. Changes in the fair value of these contracts are reflected in the appropriate derivative asset or liability account and accumulated other comprehensive (loss) income. Cash flows associated with the interest rate collars are recognized as an adjustment to interest expense. Since SOFR was within the collar cap and floor rates, there were no payments received or made for the nine months ended September 30, 2024.

Details of the Company’s cost-free interest rate collar agreements are as follows:

Interest Rate Collars

Contract Start Date	Contract End Date	Notional Value at Reporting Date	Floor Rate	Cap Rate
September 30, 2024	September 30, 2025	$1,000,000	2.53%	5.50%
September 30, 2024	September 30, 2025	500,000	2.55%	5.50%
September 30, 2024	September 30, 2025	1,000,000	2.55%	5.50%

The fair value of the Company’s interest rate contracts included within the Condensed Consolidated Balance Sheet is as follows:

September 30, 2024
Balance Sheet Location	Fair Value
Other current assets	$70
Accrued expenses and other	$1,556

11.	Fair Value of Measurements and Financial Instruments

As defined by the FASB, the Company established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

Level 1	Observable inputs such as quoted prices for identical assets in active markets;

Level 2	Inputs other than quoted prices for identical assets in active markets, that are observable either directly or indirectly; and

Level 3	Unobservable inputs in which there is little or no market data which requires the use of valuation techniques and the development of assumptions.

The carrying amounts of the Company’s financial assets and liabilities, including cash and cash equivalents; restricted cash; trust cash; accounts receivable; carrier payables; accounts payable; customer advances; producer payables; reserve for unpaid losses and loss adjustment expenses; contract assets; contract liabilities and deferred revenue on September 30, 2024 approximate fair value because of the short-term maturity of these instruments.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

The following methods and assumptions are used to estimate the fair values of the Company’s financial instruments that are measured on a recurring basis:

Interest Rate Contracts

Interest rate contracts are valued using pricing models that are based on certain assumptions and readily observable market-based inputs, including yield curves and implied volatility of closely related instruments, for which transparent pricing is available. The Company reflects the credit considerations inherent in the derivative contracts with both positive and negative exposures over the remaining life of the derivative. The credit spreads calculated for each party (e.g., the hedging entity and the bank counterparty) are converted into default probabilities. The default probabilities of the hedging entity are applied to the negative exposures, resulting in a positive credit adjustment, and the default probabilities of the bank counterparty are applied to the positive exposures, resulting in a negative credit adjustment. The bilateral credit valuation adjustment is the sum of the positive and negative adjustments.

Earn-Out Payables

Earn-out payables are recorded at fair value based on the present value of the expected future payments that are to be made to the sellers of the acquired entities. The Company estimates the future performance of acquired entities using financial projections that are primarily based on EBITDA or revenue targets to be achieved over one to three years. The expected future payments are discounted to present value using a risk-adjusted rate that takes into consideration market-based rates of return that reflect the ability of the acquired entities to achieve the target EBITDA or revenue. Revenue growth rates range from 6.0% to 18.0% and the discount rates range from 8.0% to 11.0%. On a quarterly basis, the Company reassesses its current estimates of performance relative to the projection and adjusts the liability to fair value. Changes in financial projections, market participant assumptions for revenue growth and profitability, or the risk-adjusted discount rate, would result in a change in fair value of recorded earn-out payables. See Note 3 for a reconciliation of acquisition earn-out payables measured at fair value on a recurring basis.

Fixed Maturity Securities

Corporate bonds (foreign and domestic) are valued by models using inputs that are derived principally from or corroborated by observable market data. In the instance that observable market data is unavailable, the Company incorporates inputs from third-party sources and applies reasonable judgment in developing assumptions used to estimate the probability of collecting all contractual cash flows.

U.S. government and agency securities are estimated using values obtained from independent pricing services and based on expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments.

For asset-backed securities, including residential MBS, commercial MBS, and other ABS, the Company uses values obtained from independent pricing services. The independent pricing service may consider various factors in determining fair value, including but not limited to, the type of security, issuer-specific news and/or long-term outlook, market conditions and other relevant information, size and position in the issuer’s capital structure, information available in the issuer’s financial statements or other reports, the price and extent of public trading in similar securities of the issuer or comparable companies, and/or factors deemed relevant and appropriate.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

The Company’s assets and liabilities measured at fair value on a recurring basis are as follows:

	Using
($ in thousands)	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at September 30, 2024
Assets
Interest rate contracts	$—	$(1,486)	$—	$(1,486)
Fixed maturity securities:
U.S. Government	—	15,595	—	15,595
U.S. Agency	—	7,768	—	7,768
U.S. Corporate	—	10,596	—	10,596
Foreign Government	—	614	—	614
Non-agency Residential MBS	—	—	66	66
Non-agency ABS	—	—	3,204	3,204

Total securities:	—	34,573	3,270	37,843

Total assets at fair value	$—	$33,087	$3,270	$36,357

Liabilities
Earn-out payables	$—	$—	$345,952	$345,952
Interest rate contracts	—	1,556	—	1,556

Total liabilities at fair value	$—	$1,556	$345,952	$347,508

There were no financial assets or liabilities recorded at fair value by the Company on a nonrecurring basis at September 30, 2024.

12.	Income Taxes

The effective tax rate for the nine months ended September 30, 2024, was 18.9%. A valuation allowance has been established against the deferred tax assets related to certain state net operating losses (NOLs) for which it is not more likely than not that the benefit will be realized. The Company evaluates the recoverability of the deferred tax assets on a regular basis based upon all available positive and negative evidence.

13.	Leases

The Company leases premises for general office and administrative purposes from unrelated parties and certain employees under an operating lease agreement that has an average lease term, ranging from 5 to 15 years. The Company excludes options to extend or terminate a lease from recognition as part of the Company’s ROU assets and operating lease liabilities until those options are reasonably certain and/or executed. The Company’s lease agreements typically do not contain any material residual value guarantees or restrictive covenants.

From time to time the Company may enter into subleases if it is unable to cancel or fully occupy a space and are able to find an appropriate subtenant. However, entering subleases is not a primary objective of the Company’s business operations.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

Operating lease cost is recognized on a straight-line basis over the lease term. Finance lease cost is recognized as a combination of the amortization expense for the ROU assets and interest expense for the outstanding lease liabilities, and results in a front-loaded expense pattern over the lease term.

The balances and classification of operating lease right-of-use assets and operating lease liabilities within the Condensed Consolidated Balance Sheets as of September 30, 2024 is as follows:

Assets	Balance Sheet Classification	As of September 30, 2024
Right-of-use assets	Operating lease right-of-use assets, net	$155,366

Liabilities
Current lease liabilities
Operating	Accrued expenses and other	37,591
Non-current lease liabilities
Operating	Operating lease liabilities, noncurrent portion	130,603

Total operating lease liabilities		$168,194

The components of lease cost for operating leases for the nine months ended September 30, 2024 were:

For the Nine Months Ended September 30, 2024
Operating lease cost	$38,780
Short-term lease cost	666
Sublease income	(122)

Net Lease cost	$39,324

The weighted average remaining lease term and the weighted average discount rate for operating leases as of September 30, 2024 were:

For right-of-use assets as of September 30, 2024:
Right-of-use assets - Weighted average remaining lease term (years)	5.21
Right-of-use assets - Weighted average discount rate	7.53%

Supplemental cash flow information for operating leases:

Cash paid for amounts included in measurement of lease liabilities
Operating cash flows from operating leases	$37,671
Non-cash related activities
Right-of-use assets obtained in exchange for new operating lease liabilities	$20,361

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

Maturities of the Company’s future lease obligations by fiscal year are as follows:

2024 (remaining)	$12,158
2025	47,301
2026	41,293
2027	32,264
2028	23,704
Thereafter	48,960

Total undiscounted lease payments	205,680
Less: Imputed interest	37,486

Present value of lease liabilities	$168,194

The Company occupies and leases certain office space owned by employees of the Company. Rent expense incurred for the nine months ended September 30, 2024 under these leases, which is included in the total lease cost above, was approximately $8.6 million. As of September 30, 2024, the Company had additional operating leases that had not commenced of $4.5 million. These operating leases will commence over the next 12 months.

14.	Shareholders’ Equity, Mezzanine Equity and Equity-Based Compensation

Redeemable Series A Preferred Stock (Mezzanine Equity)

In May 2019, the Company issued 160,000 shares of Series A Preferred Stock with an initial liquidation preference of $1,000 per share and an aggregate initial liquidation preference of $160,000 to one investor in exchange for cash consideration of $156,816. Shares of Series A Preferred Stock are non-convertible. Holders of the Series A Preferred Stock do not have any voting rights in the operation or management of the Company. Dividends on the Series A Preferred Stock will accrue and accumulate daily at an annual dividend rate on the liquidation preference (equal the sum of the initial liquidation preference and all accrued, accumulated, and unpaid dividends). The annual dividend rate will be 11.5% per annum for the first eight years and then increase by 2.0% for the first year thereafter and 1.0% each subsequent year thereafter, provided that the aggregate increase in the annual dividend rate shall not exceed 5.0%. The Series A Preferred Stock (inclusive of any and all dividends) shall rank senior in priority of payment to all existing and future preferred stock and other capital stock in respect of dividends and upon liquidation, dissolution or winding up of the Company. As long as any share of Series A Preferred Stock is outstanding, no dividends, or distributions on, or purchases or redemption of, junior preferred stock and other capital stock, shall be made, paid or declared.

Shares of the Series A Preferred Stock are redeemable at the Company’s option at any time, in whole or in part, in cash at the defined redemption price. Series A Preferred Shares are also contingently redeemable upon specific material events which include any Change in Control events, the consummation of a Qualified Initial Public Offering (IPO), any insolvency event, or any liquidation, dissolution or winding up of the Company or of its significant subsidiaries. After November 13, 2021, the redemption price equals to the liquidation preference (equaling the stated value of $160 million in aggregate or $1,000 per share, plus the aggregate accumulated dividends up to, but excluding the redemption date) multiplied by the applicable redemption percentage, is defined as below:

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

•	If the redemption occurs between November 13, 2021 and November 12, 2022, the redemption percentage shall be 103%;

•	If the redemption occurs between November 13, 2022 and November 12, 2023, the redemption percentage shall be 102%;

•	If the redemption occurs between November 13, 2023 and November 12, 2024, the redemption percentage shall be 101%;

•	If the redemption occurs after November 13, 2024, the redemption percentage shall be 100%.

As of September 30, 2024, the applicable redemption percentage was 101%.

For the nine months ended September 30, 2024 the accrued and unpaid dividend on Series A Preferred Stock amounted to approximately $24.0 million. As of September 30, 2024, the total accumulated unpaid dividends on Series A Preferred Stock amounted to approximately $134.5 million. The Board has not declared a distribution of dividends on the Series A Preferred Stock.

Commencing on the 10th anniversary of the issue date, majority holders of the Series A Preferred Stock shall have a right to demand the Company to engage in a process to either effect an IPO or a sale that would result in a change of control of the Company. The Company shall use their reasonable best efforts to pursue an IPO or sale. If the Company breaches such covenant or fails to consummate such IPO or sale within 12 months after such demand is issued, the majority holders may take control of the process and consummate an IPO or sale; provided that such controlled transaction will be structured to maximize cash value to all shareholders. Additionally, such a breach or failure would result in a one-time increase of 2.00% per annum to the dividend rate.

Shares of the Series A Preferred Stock issued and outstanding are accounted for as redeemable shares in the mezzanine section on the Company’s condensed consolidated balance sheet as the shares are redeemable outside of the Company’s control. As of September 30, 2024, shares of the Series A Preferred Stock were considered probable of becoming redeemable due to the existence of the sale demand provision. The Company has elected to adjust the carrying value of the redeemable Series A Preferred Stock to their earliest redemption value through the accretion method. In the absence of retained earnings, adjustments to the redemption value were recorded against additional paid-in capital.

Common Stock

The Company is authorized to issue 2,000 shares of Common Stock with a par value of $0.01 per share. The holder of each share of Common Stock is entitled to one vote on each matter presented before the shareholders.

On August 14, 2024, in connection with the Parent’s repurchase of their vested Class C profits Interest Units, 6.73 of Common Stocks were purchased as treasury stock and retired.

Profits Interest Units

The employees of the Company’s wholly-owned subsidiary, AssuredPartners, Inc., are participants in The AssuredPartners Group LP Equity Incentive Plan (Incentive Plan), an equity incentive plan sponsored by the Parent which awards equity units of the Parent to certain participating employees of the Company who have substantial responsibility for the management and growth of the Company.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

The Company’s Class C Profits Interest Units are time-based incentive units awarded to select employees under provisions of the Incentive Plan, which will vest over five years generally from the date of grant subject to the employees’ continued employment with the Company; certain awards provide for accelerated vesting upon a change of control of the Company. Total equity-based compensation expense for these Class C Profits Interest Units recognized in the Condensed Consolidated Statement of Operations and Comprehensive (Loss) Income was approximately $20.1 million, for the nine months ended September 30, 2024. During the nine months ended September 30, 2024, the Company granted 46,709,972 Class C Profits Interest Units and 14,659,658 million units were forfeited.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

On August 14, 2024 the Company’s Parent, The AssuredPartners Group LP, made an offer to certain current and former employees to repurchase, in cash, a portion of their vested Class C profits Interest Units (“Tender Offer”). The AssuredPartners, Group LP, repurchased 19,502,569 vested Class C Profits Interest Units for a total of $50.2 million. The Company funded $25.3 million of cash for the Tender Offer to its Parent and has accounted for it as a return of capital to the Parent. The Tender Offer did not result in any additional compensation expense.

On September 26, 2024, the Board approved a new class of Profits Interest Units, Class D Profits Interest Units. These units are time-based incentive units awarded to select employees under provisions of the Incentive Plan, which will vest over four years generally from the date of grant subject to the employees’ continued employment with the Company; the awards provide for accelerated vesting upon a change of control of the Company. During the nine months ended September 30, 2024, the Company granted 34,500,000 Class D Profits Interest Units. Compensation expense will be recognized starting during the fourth quarter of 2024.

The Parent is a private company. The estimated fair value of the Award Units has been determined by a third-party valuation specialist in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The valuation starts with the estimate of the enterprise value of the Parent using generally accepted valuation methodologies, including discounted cash flow analysis and comparable public company analysis, and adjusted for outstanding cash and debt and value related to the acquisition pipeline. The total equity value is then allocated among the different classes of equity units of the Parent using the Option-Pricing Method (“OPM”) to arrive at the fair value of the Award Units.

The weighted average assumptions used in the OPM to allocate the equity value include the following:

September 30, 2024
Risk-free interest rate	3.80%
Expected volatility	33.00%
Expected life (in years)	1.50%

The expected volatility was based on historical volatility of a comparable group of entities within similar industries that are public entities, along with other factors. The expected term represented the expected holding period of the Parent until a major liquidity event. The risk-free rate was based on the U.S. Treasury yields for the expected term.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

15.	Commitments and Contingencies

In February 2019, a plaintiff filed suit against his employer and against the Company’s indirectly-owned subsidiary, AP Keenan, who served as the employer’s workers’ compensation insurance administrator, alleging that he was wrongfully terminated from his employment. The plaintiff alleged that AP Keenan repeatedly provided inaccurate medical reports to his employer. Before trial, the plaintiff’s employer settled with the plaintiff and agreed to testify that had AP Keenan provided accurate medical reports, the employer would not have fired the plaintiff in January 2018 and would have rehired him in September 2018. In May 2022, a trial jury returned a liability verdict finding that AP Keenan had aided and abetted the employer’s violation of California’s Fair Employment and Housing Act and that AP Keenan had also conspired with the employer to violate the Act. The jury awarded the plaintiff approximately $6.9 million in compensatory damages and punitive damages of approximately $27.6 million bringing the total damages awarded against the Company to approximately $34.5 million. The Company is appealing these findings and believes that it has a reasonable chance of substantially reducing this award on appeal. Any damages that may result are expected to be fully covered by third-party insurance policies. Restricted cash on the Condensed Consolidated Balance Sheet as of September 30, 2024 includes approximately $57.8 million which has been pledged as collateral for an appeals bond in connection with an appeal of this case. The restriction on cash will lapse when the related litigation is resolved. On the basis of current information, the availability of insurance and legal advice, the Company does not believe that the resolution of this case, or any others in which the Company is involved, would have a material adverse effect on its financial condition, operations or cash flows, individually or in the aggregate. The amount of any claims and related costs, if any, cannot be estimated at this time and as such, no provision has been made.

On October 8, 2021, AP of South Florida, LLC (APSF), an indirectly-owned subsidiary of the Company, was served with a civil investigative demand (CID) from the U.S. Department of Justice (DOJ). The CID seeks information relating to the operation of Fiorella Insurance Agency, Inc. (Fiorella), certain assets of which were purchased by APSF in February 2021. The CID seeks information relating to operations before and after the acquisition of Fiorella by APSF. To date, APSF, through outside counsel, has engaged with the DOJ to respond to requests for documents and coordinate witness interviews. In connection with the investigation, APSF is working with a compliance consultant to evaluate operations, identify areas for improvement and to implement compliance measures. In December 2023, special agents from the Federal Bureau of Investigation executed search warrants on two APSF employees for their personal devices. After communications with DOJ Criminal Division trial attorneys, the Company accepted service in early January 2024 of a criminal grand jury subpoena to APSF. The grand jury subpoena seeks information and documents among other things, related to the operation of Fiorella before and after APSF’s purchase of certain Fiorella assets as it pertains to the sale of Florida Blue health plans. In April 2024, the Company terminated the contract with Fiorella’s (APSF’s) largest carrier trading partner, and the carrier has moved its business under the contract (which represents the majority of Fiorella’s revenue) to third-party agencies, as is the carrier’s right under the contract. Following a strategic review of the business, after the termination of the contract, management decided to cease all further material business operations of Fiorella. As mentioned in Note 6, management recorded an impairment charge of $43.2 million in 2024 against certain intangible assets of Fiorella in connection with the cessation of these business activities. The Company is cooperating with the DOJ and responding to the grand jury subpoena. The amount of any claims and related costs, if any, cannot be estimated at this time and as such, no provision has been made.

Dolphin TopCo, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2024

(amounts in thousands, except share and per share data)

On August 27, 2023, Keenan discovered certain disruptions occurring on some Keenan network servers. Keenan activated its incident response plan and engaged leading third-party cybersecurity and forensic experts to investigate and remediate. In relatively short order, Keenan restored full functionality to its systems and was able to minimize business disruption. The incident was the result of ransomware. Due to the nature of the incident, Keenan was obligated to provide legally-required notices regarding the incident to a number of its business partners and their respective employees and to certain government agencies. The Company subsequently became subject to a number of class action lawsuits regarding the incident. Following a recent mediation, the Company has entered into an agreement in principle on a nationwide settlement of the class action lawsuits. However, any potential settlement is not yet final or certain because it is subject to preliminary and final court approval, as well as an opt-out and objection process.

Other than the matters mentioned above, there are a variety of legal proceedings pending or threatened against the Company. Accruals are recorded when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated based on current law, progress of each case, opinions and views of legal counsel and other advisers, and the Company’s experience in similar matters and intended response to the litigation. These amounts, which are not discounted and are exclusive of claims against third parties, are adjusted periodically as assessment efforts progress or additional information becomes available. The Company expenses amounts for administering or litigating claims as incurred. Neither the outcomes of these matters nor their effect upon the Company’s business, financial condition or results of operations can be determined at this time.

16.	Subsequent events

The Company is required to evaluate events and transactions occurring subsequent to September 30, 2024 through December 6, 2024, the date the accompanying condensed consolidated financial statements were available to be issued. During this period, the Company acquired substantially all the net assets of 5 companies with consideration paid of $41.9 million and a maximum potential earn-out payable of $19.8 million. The nature of all businesses acquired are similar in all material respects to the acquisitions previously completed by the Company, and as such the Company expects the purchase price to be allocated in a similar manner.

In October 2024, the Company amended its Credit Facility to obtain an additional $600 million in First Lien Term Loan. Proceeds from the new First Lien Term Loan were used to repay the principal and accrued interest of the 2027 Notes and for general corporate purposes. This First Lien Term Loan accrues interest at the benchmark rate (term SOFR) plus an applicable margin of 3.50% and matures in February 2031.